JETBLUE AIRWAYS REPORTS JULY TRAFFIC

New York, NY (August 10, 2017) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for July 2017. Traffic in July increased 5.1 percent from July 2016, on a capacity increase of 5.9 percent.

Load factor for July 2017 was 87.1 percent, a decrease of 0.7 points from July 2016. JetBlue’s preliminary completion factor was 97.5 percent and its on-time (1) performance was 63.5 percent. JetBlue continues to expect third quarter revenue per available seat mile (RASM) to range between (0.5) percent and 2.5 percent compared to the third quarter of 2016.
JETBLUE AIRWAYS TRAFFIC RESULTS

	July 2017	July 2016	% Change
Revenue passenger miles (000)	4,476,806	4,260,960	5.1%
Available seat miles (000)	5,138,529	4,850,393	5.9%
Load factor	87.1%	87.8%	(0.7) pts.
Revenue passengers	3,752,577	3,529,151	6.3%
Departures	32,087	30,065	6.7%
Average stage length (miles)	1,079	1,109	(2.7)%

	Y-T-D 2017	Y-T-D 2016	% Change
Revenue passenger miles (000)	28,009,071	26,789,697	4.6%
Available seat miles (000)	32,964,107	31,476,054	4.7%
Load factor	85.0%	85.1%	(0.1) pts.
Revenue passengers	23,776,429	22,307,606	6.6%
Departures	208,046	196,589	5.8%
Average stage length (miles)	1,075	1,104	(2.6)%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

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